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                                                                    Exhibit 3.1

                                   CERTIFICATE

                                       OF

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                               PKOH HOLDING CORP.

                  Edward F. Crawford, who is Chairman of the Board of Directors, President and Chief Executive Officer, and Ronald J. Cozean, who is Secretary, of the above-named Ohio corporation for profit with its principal location at Cleveland, Ohio (the "Corporation") do hereby certify that the following Amended and Restated Articles of Incorporation were adopted by the Board of Directors of the Corporation to supersede and take the place of the existing Articles of Incorporation at a meeting duly called on May 28, 1998, and further that such Amended and Restated Articles of Incorporation were approved by the sole shareholder of the Corporation in a writing signed by such shareholder and dated May 28, 1998, all in accordance with the applicable provisions of the Ohio Revised Code, including Section 1701.69 thereof.

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                            PARK-OHIO HOLDINGS CORP.


                  FIRST: The name of the Corporation shall be "Park-Ohio Holdings Corp".

                  SECOND: The place in the State of Ohio where the principal office of the Corporation will be located is Cleveland, Ohio, in Cuyahoga County, or such other location as the Board of Directors may from time to time determine.

                  THIRD: The purposes for which the Corporation is formed are
(i) to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code, as now in effect or hereinafter amended, in furtherance of such long-term plans and strategies as the Board of Directors may from time to time establish for the Corporation and (ii) to preserve for the Corporation, its shareholders and such other constituencies as the Board of Directors may from time to time identify, the benefits expected to be derived from such long term-plans and strategies.

                  FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is forty million six hundred thirty-two thousand four hundred seventy (40,632,470), all of a par value of $1 per share, divided into two classes as follows: 632,470 shares of Serial Preferred Stock (hereinafter called the "Serial Stock"); and 40,000,000 shares of Common Stock (hereinafter called the "Common Stock").

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                  The voting powers and such designations, preferences and
relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of stock which are fixed by these Amended and Restated Articles of Incorporation, and the express grant of authority to the Board of Directors to fix by resolutions the voting powers, designations, preferences and relative, participating, optional or other rights, if any, or the qualifications, limitations or restrictions, if any, of the Serial Stock which are not fixed by these Amended and Restated Articles of Incorporation, are as follows:

                  SECTION 1. PROVISIONS APPLICABLE ONLY TO THE SERIAL STOCK

                  A. The Serial Stock may be issued from time to time in any amount, not exceeding in the aggregate (including all shares of any and all series thereof theretofore issued and not theretofore retired) the total number of shares of the Serial Stock hereinabove authorized, as Serial Stock of one or more series, as hereinafter provided. All shares of any one series of the Serial Stock shall be identical in all respects, each series thereof shall be distinctively designated by letter or descriptive words, and, except as permitted by the provisions of this Article FOURTH, all series of the Serial Stock shall rank equally and be identical in all respects.

                  B. Authority is hereby expressly granted to the Board of Directors from time to time to issue the Serial Stock as Serial Stock of any series and in connection with the creation of such series to fix by the resolution or resolutions providing for the issue of shares thereof the voting powers and designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, to the fullest extent now or hereafter permitted by the laws of the State of Ohio, in respect of the matters set forth in the following subdivisions
(1) to (7), inclusive:

                      (1) The designation of such series;

                      (2) The voting powers, if any, of the holders of Serial Stock of such series;

                      (3) The rate and the times and conditions upon which the holders of Serial Stock of such series shall be entitled to receive dividends, and whether such dividends shall be cumulative or non-cumulative;

                      (4) The price or prices and the time or times and the manner in which the Serial Stock of such series shall be redeemable, if such Serial Stock is made redeemable;

                      (5) Whether or not the shares of such series shall be entitled to the benefit of a sinking fund or purchase fund to be applied to the redemption or purchase of such series and, if so entitled, the amount of such fund and the manner of its application;

                      (6) Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class of the Corporation or any other security, and, if so convertible or exchangeable,

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the conversion price or prices or rate or rates, or the rate or rates of exchange, and the adjustments, if any, in the price or prices or rate or rates at which such conversion or exchange may be made; and

                      (7) Any other designations, preferences and relative participating, or other special rights, and qualifications, limitations or restrictions thereof, so far as they are not inconsistent with the provisions of these Amended and Restated Articles of Incorporation, as from time to time amended.

                  C. Shares of any series of Serial Stock which have been issued and reacquired in any manner by the Corporation (excluding, until the Corporation elects to retire them, shares which are held as treasury shares but including shares redeemed, shares purchased and retired, whether through the operation of a retirement or purchase fund or otherwise, and shares which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes) shall have the status of authorized and unissued shares of Serial Stock and may be reissued as a part of the series of which they were originally a part or may be reissued as part of a new series of Serial Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Serial Stock, all subject to the conditions or restrictions on issuance set forth herein or in any resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Serial Stock.


                  SECTION 2. PROVISIONS APPLICABLE TO ALL CLASSES OF STOCK

                  A. Except to the extent that the resolution or resolutions providing for the issuance of a series of Serial Stock may otherwise provide with respect to such series, the preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the Serial Stock of all series are as follows:

                      (1) Out of the unreserved and unrestricted surplus of the Corporation legally available for dividends, the holders of Serial Stock shall be entitled to receive, when and as declared by the Board of Directors, dividends at the rate per annum determined as in this Article FOURTH, provided therefor, and no more, payable quarterly in each year on such dates as may be fixed as in this Article FOURTH provided therefor to holders of record on the respective dates not exceeding forty days preceding such dividend payment dates as may be determined by the Board of Directors in advance of the payment of each such dividend (each such payment day being hereinafter called a dividend date and each quarterly period ending with a dividend date being hereinafter called a dividend period), before any dividends (other than dividends payable in stock ranking junior to Serial Stock) on any class or classes of stock of the Corporation ranking junior to Serial Stock as to dividends or on liquidation shall be declared or paid or set apart for payment. With respect to each issue of Serial Stock on which dividends are cumulative, such dividends shall accrue and be cumulative from the "Date of Cumulation." The term "Date of Cumulation" as used in this Section 2A.(1) with reference to the Serial Stock shall be deemed to mean the date on which shares of the Serial Stock of such series are first issued. In the event of the issue of additional shares of Serial Stock of any then existing series, all dividends paid on the Serial Stock of such series prior to the issue of such additional shares,

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and all dividends declared and payable to holders of record of the Serial Stock of such series on any date prior to the issue of such additional shares, shall be deemed to have been paid on such additional shares. No dividends shall be declared on any issue of Serial Stock in respect of any dividend period unless there shall likewise be or have been declared on all shares of Serial Stock of each other issue at the time outstanding like dividends for all dividend periods coinciding with or ending before such dividend period, ratably in proportion to the respective annual dividend rates per annum fixed therefor as hereinbefore provided. Accruals of dividends shall not bear interest.

                      (2) The Serial Stock of all issues shall be preferred over the Common Stock as to assets in the event of any liquidation or dissolution or winding up of the Corporation, and in that event the holders of the Serial Stock of each issue shall be entitled to receive, out of the assets of the Corporation available for distribution to its shareholders the amount payable upon such liquidation or dissolution or winding up as fixed by the Board of Directors, plus an amount equal to all dividends accrued and unpaid thereon to the date of final distribution to such holders, before any distribution of the assets shall be made to the holders of the Common Stock; and, if in the event of any such liquidation or dissolution or winding up of the Corporation, the holders of all issues of the Serial Stock shall have received all the amounts to which they shall be entitled as aforesaid, the holders of the Common Stock shall be entitled, to the exclusion of the holders of the Serial Stock, to share ratably in all the assets of the Corporation available for distribution to the shareholders then remaining according to the number of shares of the Common Stock held by them respectively. If, upon any liquidation or dissolution or winding up of the Corporation, the amounts payable on or with respect to the Serial Stock are not paid in full, the holders of shares of the Serial Stock of all issues shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to the Serial Stock of all series were paid in full. For the purposes of this Section 2A.(2), the voluntary sale, lease, exchange or transfer (for cash, shares of stock, securities, or other consideration) of all or substantially all of its property or assets to, or a consolidation or merger of the Corporation with, one or more corporations shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

                      (3) The shares of Serial Stock, or any series or issue thereof, or any part of any series or issue thereof, which are outstanding and which are by resolution or resolutions of the Board of Directors creating any series of Serial Stock, then redeemable, may be redeemed by the Corporation at its election expressed by resolution of the Board of Directors, upon not less than thirty (30) nor more than sixty (60) days' previous notice to the holders of record of the Serial Stock to be redeemed, given by mail or by publication in such manner as may be prescribed by resolution of the Board of Directors, at the applicable redemption price, determined as provided in this Article FOURTH, of the Serial Stock to be redeemed. If less than all the outstanding Serial Stock of any issue or series is to be redeemed, the redemption may be made either by lot or pro rata as may be prescribed by resolution of the Board of Directors. From and after the date fixed in any such notice as the date of redemption (unless default shall be made by the Corporation in providing moneys for the payment of the redemption price pursuant to such notice), or, if the Corporation shall so elect, from and after a date, prior to the date fixed as the date of redemption, on which the Corporation shall provide moneys for

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the payment of the redemption price by depositing the amount thereof for the account of the holders of the Serial Stock entitled thereto with a bank or trust company doing business in the City of Chicago, Illinois, or in the City of New York, New York, or in the City of Cleveland, Ohio, and having a capital and surplus of at least fifty million dollars ($50,000,000), pursuant to notice of such election included in the notice of redemption specifying the date on which such deposit will be made, all dividends on the Serial Stock called for redemption shall cease to accrue and all rights of the holders thereof as shareholders of the Corporation, except the right to receive the redemption price as hereinafter provided and, in the case of such deposit, any conversion rights not theretofore expired, shall cease and terminate. After the deposit of such amount with such bank or trust company, the respective holders of record of the Serial Stock to be redeemed shall be entitled to receive the redemption price at any time upon actual delivery to such bank or trust company of certificates for the number of shares to be redeemed, duly endorsed in blank or accompanied by proper instruments of assignment and transfer thereof duly endorsed in blank. Any moneys so deposited which shall remain unclaimed by the holders of such Serial Stock at the end of six (6) years after the redemption date, together with any interest thereon which shall be allowed by the bank or trust company with which the deposit shall have been made, shall be repaid by such bank or trust company to the Corporation upon its request expressed in a resolution of its Board of Directors, free of any trust theretofore impressed upon them by the Corporation.

                      (4) If at the time of any annual meeting of shareholders of the Corporation for the election of directors a default in preference dividends, as the term "default in preference dividends" is hereinafter defined, shall exist, the holders of the Serial Stock voting separately as a class and without regard to series, shall have the right to elect two members of the Board of Directors; and the holders of the Common Stock shall not be entitled to vote in the election of the directors of the Corporation to be elected by the holders of Serial Stock, as provided above. Whenever a default in preference dividends shall commence to exist, the Corporation, upon the written request of the holders of five percent (5%) or more of the outstanding shares of Serial Stock, shall call a special meeting of the holders of the Serial Stock, such special meeting or meetings to be held within one hundred twenty (120) days after the date on which such request is received by the Corporation, for the purpose of enabling such holders to elect members of the Board of Directors as provided above; provided, however, that such special meeting or meetings need not be called if an annual meeting of shareholders of the Corporation for the election of directors shall be scheduled to be held within such 120 days. Prior to any such special or annual meeting or meetings, the number of directors of the Corporation shall be increased to the extent necessary to provide as additional places on the Board of Directors the directorships to be filled by the directors to be elected thereat. Any director elected as aforesaid by the holders of shares of the Serial Stock shall cease to serve as such director whenever a default in preference dividends shall cease to exist. If, prior to the end of the term of any director elected as aforesaid by the holders of shares of Serial Stock, or elected by the holders of the Serial Stock and Common Stock, a vacancy in the office of such director shall occur by reason of death, resignation, removal or disability, or for any other cause, such vacancy shall be filled for the unexpired term in the manner provided in these Amended and Restated Articles of Incorporation and the Regulations of the Corporation; provided, however, that if such vacancy shall be filled by election by the shareholders at a meeting thereof, the right to fill such vacancy shall be vested in the holders of that class of stock

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or series thereof which elected the director the vacancy in the office of whom is so to be filled, unless, in any such case, no default in preference dividends shall exist at the time of such meeting. For the purposes of this Section 2A.(4), a "default in preference dividends" shall be deemed to have occurred whenever the amount of cumulative dividends accrued and unpaid upon any series of the Serial Stock and the amount of non-cumulative dividends unpaid upon any series of the Serial Stock shall be equivalent to six (6) full quarter-yearly dividends or more, and, having so occurred, such default in preference dividends shall be deemed to exist thereafter until, but only until, all cumulative dividends accrued and unpaid on all shares of the Serial Stock then outstanding, of each and every class and series, shall have been paid in full, or declared and funds set aside for their payment, and until non-cumulative dividends on all shares of the Serial Stock then outstanding, of each and every series, shall have been paid regularly for at least one year. Nothing herein contained shall be deemed to prevent an increase in the number of directors of the Corporation pursuant to its Regulations so as to provide as additional places on the Board of Directors the directorships to be filled by the directors so to be elected by the holders of the Serial Stock or of any class or series thereof, or to prevent any other change in the number of directors of the Corporation. At any meeting held for the purpose of electing directors at which the holders of the Serial Stock shall have the special right, voting separately as a group, to elect directors as provided in this Section 2A.(4), the presence, in person or by proxy, of the holders of one-third of the aggregate number of shares of the Serial Stock of all series at the time outstanding shall be required to constitute a quorum of such group for the election of any director by the holders of the Serial Stock as a group. At any such meeting or adjournment thereof, (a) the absence of a quorum of the holders of the Serial Stock shall not prevent the election of directors other than those to be elected by the holders of the Serial Stock voting as a group and the absence of a quorum for the election of such other directors shall not prevent the election of the directors to be elected by the holders of the Serial Stock voting as a group, and (b) in the absence of either or both such quorums, a majority of the holders present in person or by proxy of the stock or stocks which lack a quorum shall have power to adjourn the meeting for the election of directors which they are entitled to elect from time to time without notice other than announcement at the meeting until a quorum shall be present.

                      (5) So long as any shares of the Serial Stock of any series shall be outstanding, (a) the Corporation shall not, without the affirmative vote or written consent of the holders of at least two-thirds of the aggregate number of shares of the Serial Stock of all series at the time outstanding, considered as a single class without regard to series,

                          (i) alter or change the voting powers, designations,
preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the Serial Stock as provided in these Amended and Restated Articles of Incorporation or by the resolution or resolutions so fixing the same, so as to affect the Serial Stock adversely, or

                          (ii) authorize or create any class of stock ranking,
either as to dividends or upon liquidation, prior to the Serial Stock; or



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                               (b) the Corporation shall not, without the
affirmative vote or written consent of the holders of a majority of the aggregate number of shares of the Serial Stock of all series at the time outstanding, considered as a single class, increase the authorized amount of Serial Stock or authorize or create any class ranking, either as to dividends or upon liquidation, on a parity with Serial Stock; or (c) the Corporation shall not, without the affirmative vote or written consent of the holders of at least two-thirds of the aggregate number of shares of the Serial Stock of any series at the time outstanding, the holders of such series consenting or voting separately as a series, alter or change the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions specifically applicable to such series, as provided in these Amended and Restated Articles of Incorporation or in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series, so as to affect such series adversely; or (d) the Corporation shall not (i) declare, or pay, or set apart for payment, any dividends (other than dividends payable in stock ranking junior to the Serial Stock) or make any distribution, on any class or classes of stock of the Corporation ranking junior to the Serial Stock in any respect, or (ii) redeem, purchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of any such junior class, if at the time of making such declaration, payment, distribution, redemption, purchase or acquisition, the Corporation shall be in default with respect to any dividend payable on, or any obligation to retire, shares of Serial Stock, provided that, notwithstanding the foregoing, the Corporation may at any time redeem, purchase or otherwise acquire shares of stock of any such junior class in exchange for, or out of the net cash proceeds from the sale of, other shares of stock of any junior class; provided, however, that any vote or consent required by Section 2A.(5)(a)(i) above may be given and made effective by the filing of an appropriate amendment of these Amended and Restated Articles of Incorporation without obtaining the vote or consent of the holders of the Common Stock, the right to give such vote or consent being expressly waived by all holders of such Common Stock unless the action to be taken would substantially adversely affect the rights or powers of the Common Stock; and provided, further, that any vote or consent required by
Section 2A.(5)(c) above may be given and made effective by the filing of an appropriate amendment of these Amended and Restated Articles of Incorporation without obtaining the vote or consent of the holders of any other series of the Serial Stock or of the holders of the Common Stock, the right to give such vote or consent being expressly waived by all holders of such other series of Serial Stock and Common Stock, unless the action to be taken would substantially adversely affect the rights or powers of such other series of Serial Stock or Common Stock, as the case may be.

                      (6) If at any time the Corporation shall have failed to pay dividends in full on the Serial Stock, thereafter and until dividends in full, including all accrued and unpaid dividends on the Serial Stock outstanding, shall have been declared and set apart for payment or paid (a) the Corporation shall not, without the affirmative vote or written consent of the holders of at least two-thirds of the aggregate number of shares of the Serial Stock of all series at the time outstanding, redeem less than all of the Serial Stock at such time outstanding other than in accordance with Section 2A.(7), and
(b) neither the Corporation nor any subsidiary shall purchase any Serial Stock except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Serial Stock of all series upon such terms as the Board of Directors, in its sole discretion after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series,

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shall determine (which determination shall be final and conclusive) will result in fair and equitable treatment among the respective series; provided, that (i) unless prohibited by the provisions applicable to any series, the Corporation, to meet the requirements of any retirement or sinking fund provisions with respect to any series, may use shares of such series acquired by it prior to such failure and then held by it as treasury stock and (ii) nothing shall prevent the Corporation from completing the purchase or redemption of shares of Serial Stock for which a purchase contract was entered into for any retirement or sinking fund purposes, or the notice of redemption of which was initially published, prior to such failure.

                      (7) If in any case the amounts payable with respect to any obligations to retire shares of the Serial Stock are not paid in full in the case of all series as to which such obligations exist, the number of shares of the various series to be retired shall be in proportion to the respective amounts which would be payable on account of such obligations if all amounts which would be payable on account of such obligations were discharged in full.

                  B. For the purposes of this Article FOURTH and of any resolution or resolutions of the Board of Directors adopted pursuant to this Article FOURTH or of any certificate filed with the Secretary of State of Ohio (unless otherwise provided in any such resolution or certificate):

                      (1) The term "outstanding," when used in reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation or a subsidiary and shares called for redemption, funds for the redemption of which shall have been deposited in trust;

                      (2) The amount of dividends "accrued and unpaid" on any shares of Serial Stock of any series as at any quarterly dividend date shall be deemed (whether or not in any dividend period in respect of which such term is used there shall have been unreserved and unrestricted surplus legally available for the payment of dividends) to be the amount of any unpaid dividends accumulated thereon to and including such quarterly dividend date, whether or not earned or declared, and the amount of dividends "accrued and unpaid" on any shares of Serial Stock of any series as at any date other than a quarterly dividend date shall be calculated as the amount of any unpaid dividends accumulated thereon to and including the last preceding quarterly dividend date, whether or not earned or declared, plus an amount calculated on the basis of the annual dividend rate fixed for the shares of such series for the period after such last preceding quarterly dividend date to, and including, the date as of which the calculation is made, based on a 360-day year of twelve 30-day months;

                      (3) Any class or classes of stock of the Corporation shall be deemed to rank:

                          (a) prior to the Serial Stock either as to dividends
or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of any Serial Stock;



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                          (b) on a parity with the Serial Stock either as to
dividends or upon liquidation, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of any Serial Stock, if the holders of such class or classes of stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority one over the other as between the holders of such class or classes of stock and the holders of any Serial Stock; and

                          (c) junior to the Serial Stock if the rights of the
holders of such class or classes shall be subject or subordinate to the rights of the holders of the Serial Stock in respect of either the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up.

                  C. Except as otherwise provided by law or by these Amended and Restated Articles of Incorporation and except to the extent that the resolution or resolutions of the Board of Directors providing for the issuance of a series of Serial Stock may otherwise provide with respect to such series, the holder (or holders) of each outstanding share of stock of the Corporation, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders or submitted to shareholders for their consent without a meeting.

                  D. No shareholder of the Corporation shall by reason of his holding shares of any class have any preemptive or preferential right to purchase or subscribe to any shares of any class of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such shareholder, other than such rights, if any, as the Board of Directors, in its discretion from time to time may grant and at such price as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of the Corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing shareholders of any class.

                  FIFTH:

                  SECTION 1. SPECIAL VOTE FOR CERTAIN BUSINESS COMBINATIONS. Except as set forth in Section 3 of this Article FIFTH, the affirmative vote of the holders of eighty percent (80%) of all outstanding shares of the Corporation entitled to vote in elections of directors, considered for the purposes of this Article FIFTH and Article SIXTH hereof as one class (such shares hereinafter in this Article FIFTH, in Article SIXTH and Article EIGHTH hereof referred to as "Voting Shares"), shall be required:

                  A. to adopt an agreement for the merger or consolidation of the Corporation with or into any other entity; or


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                  B. to authorize the sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Corporation, to another corporation, person or entity; or

                  C. to authorize any purchase by the Corporation of any assets or securities of any other corporation, person or entity in exchange, in whole or in part, for Voting Shares of the Corporation;

if, in any such case referred to in A, B, or C above, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, such other corporation, person or entity is the beneficial owner, directly or indirectly, of more than five percent (5%) of the Voting Shares of the Corporation. Such affirmative vote shall be in addition to any vote of the shareholders of the Corporation otherwise required.

                  SECTION 2. BENEFICIAL OWNERSHIP. For the purpose of determining the number of Voting Shares of the Corporation beneficially owned by any corporation, person or other entity (but not for the purpose of determining the number of outstanding Voting Shares) there shall be included, in addition to the outstanding shares beneficially owned, directly or indirectly, by such corporation, person or entity, the Voting Shares of the Corporation which such corporation, person or other entity, or any affiliate or associate thereof, owns or has the right to acquire presently or in the future pursuant to any agreement or upon exercise of conversion rights, warrants, options, or otherwise, or which are the subject of any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of Voting Shares of the Corporation. The terms "affiliate" and "associate" as herein used shall have the same meaning as is given to those terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

                  SECTION 3. EXCLUDED TRANSACTIONS. The provisions of the foregoing Sections 1 and 2 of this Article FIFTH shall not be applicable to:

                  A. any transaction which but for said Sections would not require the vote or consent of shareholders of the Corporation; or

                  B. any transaction with another person or entity if prior to such transaction and prior to the time that such other person or entity shall have become the beneficial owner, as defined in Section 2 above, of more than five percent (5%) of the Voting Shares of the Corporation, the Board of Directors of the Corporation, including the positive vote of all directors of the Corporation who are neither "associates" nor "affiliates" (as such terms are defined under the federal securities laws) of such other person or entity, shall have approved: (i) the transaction or the entry by the Corporation into a written understanding with such other person or entity substantially consistent with such transaction; or (ii) the acquisition by such other person or entity of beneficial ownership of more than five percent (5%) of the Voting Shares of the Corporation; or

                  C. any transaction with a corporation or other entity a majority of the voting shares of which are owned of record or beneficially by the Corporation.


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                  SECTION 4. DETERMINATION OF BENEFICIAL OWNERSHIP AND OTHER
MATTERS. The determination of the Board of Directors of the Corporation, based on information known to them and made in good faith, shall be conclusive as to whether any corporation, person or entity beneficially owns more than five percent (5%) of the Voting Shares of the Corporation, whether a corporation, person or entity is an affiliate or associate of another, or whether a written understanding entered into by the Corporation is substantially consistent with a transaction.

                  SECTION 5. AMENDMENTS TO ARTICLE FIFTH. Any amendment to the Amended and Restated Articles of Incorporation of the Corporation whereby this Article FIFTH is to be amended, altered or repealed or any provisions inconsistent with this Article FIFTH are to be adopted shall require the affirmative vote or consent of the holders of at least eighty percent (80%) of the Voting Shares of the Corporation.

                  SIXTH: No Person shall make a Control Share Acquisition without the prior authorization of the Corporation's shareholders.

                  SECTION 1. PROCEDURE. In order to obtain authorization of a Control Share Acquisition by the Corporation's shareholders, a Person shall deliver a notice (the "Notice") to the Corporation at its principal place of business that sets forth all of the following information:

                  A. The identity of the Person who is giving the Notice;

                  B. A statement that the Notice is given pursuant to this Article SIXTH;

                  C. The number and class of shares of the Corporation owned, directly or indirectly, by the Person who gives the Notice;

                  D. The range of voting power under which the proposed Control Share Acquisition would, if consummated, fall;

                  E. A description in reasonable detail of the terms of the proposed Control Share Acquisition; and

                  F. Reasonable evidence that the proposed Control Share Acquisition, if consummated, would not be contrary to law and that the Person who is giving the Notice has the financial capacity to make the proposed Control Share Acquisition.

                  SECTION 2. CALL OF SPECIAL MEETING OF SHAREHOLDERS. The Board of Directors of the Corporation shall, within ten days after receipt of such Notice by the Corporation, call a special meeting of shareholders to be held not later than fifty (50) days after receipt of the Notice by the Corporation, unless the Person who delivered the Notice agrees to a later date, to consider the proposed Control Share Acquisition; provided that the Board of Directors shall have no obligation to call such meeting if they make a determination within ten days after receipt of the Notice (I) that the Notice was not given in good faith, (ii) that the proposed Control Share Acquisition would not be in the best interests of the Corporation or (iii)

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



that the proposed Control Share Acquisition could not be consummated for financial or legal reasons. The Board of Directors may adjourn such meeting if, prior to such meeting, the Corporation has received a Notice from any other Person and the Board of Directors has determined that the Control Share Acquisition proposed by such other Person or a merger, consolidation or sale of assets of the Corporation should be presented to shareholders at an adjourned meeting or at a special meeting held at a later date.

                  For purposes of this Section 2, a director, in determining whether the proposed Control Share Acquisition would be in the best interests of the Corporation, shall consider the interests of the Corporation's shareholders and, in his discretion, may consider any of the following: the interests of the Corporation's employees, suppliers, creditors and customers; the economy of the state and nation; community and societal considerations; and the long term as well as short term interests of the Corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the Corporation.

                  For purposes of making a determination that a special meeting of shareholders should not be called pursuant to this Section 2, no such determination shall be deemed void or voidable with respect to the Corporation merely because one or more of its directors or officers who participated in making such determination may be deemed to be other than disinterested, if in any such case the material facts of the relationship giving rise to a basis for self-interest are known to the directors and the directors, in good faith reasonably justified by the facts, make such determination by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum. For purposes of this paragraph, "disinterested directors" shall mean directors whose material contacts with the Corporation are limited principally to activities as a director or shareholder. Persons who have substantial, recurring business or professional contacts with the Corporation shall not be deemed to be "disinterested directors" for purposes of this provision. A director shall not be deemed to be other than a "disinterested director" merely because he would no longer be a director if the proposed Control Share Acquisition were approved and consummated.

                  SECTION 3. NOTICE OF SPECIAL MEETING. The Corporation shall give notice of such special meeting to all shareholders of record as of the record date set for such meeting as promptly as practicable. Such notice shall include or be accompanied by a copy of the Notice and by a statement of the Corporation, authorized by the Board of Directors, of its position or recommendation, or that it is taking no position or making no recommendation, with respect to the proposed Control Share Acquisition.

                  SECTION 4. REQUIREMENTS FOR APPROVAL. The Person who delivered the Notice may make the proposed Control Share Acquisition if both of the following occur: (i) the shareholders of the Corporation authorize such acquisition at the special meeting called by the Board of Directors at which a quorum is present and held for that purpose by an affirmative vote of a majority of the Voting Shares represented at such meeting in person or by proxy and by a majority of the portion of such Voting Shares represented at such meeting in person or by proxy excluding the votes of Interested Shares; and (ii) such acquisition is consummated, in accordance with the terms so authorized, not later than 360 days following shareholder authorization of the Control Share Acquisition.

                  SECTION 5. VIOLATIONS OF RESTRICTION. Shares issued or transferred to any Person in violation of this Article SIXTH shall be valid only with respect to such amount of shares as does not result in a violation of this Article SIXTH, and such issuance or transfer shall be null and void with respect to the remainder of such shares, any such remainder of shares being hereinafter called "Excess Shares." If the last clause of the foregoing sentence is determined to be invalid by virtue of any legal decision, statute, rule or regulation, the Person who holds Excess Shares shall be conclusively deemed to have acted as an agent on behalf of the Corporation in acquiring the Excess Shares and to hold such Excess Shares on behalf of the Corporation. As the equivalent of treasury securities for such purposes, the Excess Shares shall not be entitled to any voting rights, shall not be considered to be outstanding for quorum or voting purposes, and shall not be entitled to receive dividends, interest or any other distribution with respect to the Excess Shares. Any person who receives dividends, interest or any other distribution in respect to Excess Shares shall hold the same as agent for the Corporation and, following a permitted transfer, for the transferee thereof. Notwithstanding the foregoing, any holder of Excess Shares may transfer the same (together with any distributions thereon) to any person who, following such transfer, would not own shares in violation of this Article SIXTH. Upon such permitted transfer, the Corporation shall pay or distribute to the transferee any distributions on the Excess Shares not previously paid or distributed.

                  SECTION 6. DEFINITIONS. As used in this Article SIXTH:

                  A. "Person" includes, without limitation, an individual, a corporation (whether nonprofit or for profit), a partnership, an unincorporated society or association, and two or more persons having a joint or common interest.

                  B. (1) "Control Share Acquisition" means the acquisition, directly or indirectly, by any Person, of shares of the Corporation that, when added to all other shares of the Corporation in respect of which such Person may exercise or direct the exercise of voting power as provided in this Section 6B.(1), would entitle such Person, immediately after such acquisition, directly or indirectly, to exercise or direct the exercise of the voting power of the Corporation in the election of directors within any of the following ranges of such voting power:

                         (a) One-fifth or more but less than one-third of such voting power;

                         (b) One-third or more but less than a majority of such voting power;

                         (c)  A majority or more of such voting power.

                  A bank, broker, nominee, trustee, or other person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing this Article SIXTH shall, however, be deemed to have voting power only of shares in respect of which such person would be able to exercise or direct the exercise of votes without further instruction from others at a meeting of shareholders called under this Article SIXTH. For purposes of this Article SIXTH, the acquisition of securities immediately

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



convertible into shares of the Corporation with voting power in the election of directors shall be treated as an acquisition of such shares.

                      (2) The acquisition by any Person of any shares of the Corporation does not constitute a Control Share Acquisition for the purpose of this Article SIXTH if the acquisition is consummated in any of the following circumstances:

                          (a) Pursuant to the Merger Agreement dated February
20, 1998 by and among the Corporation, Park-Ohio Industries, Inc. and PKOH Merger Corp.;

                          (b) By underwriters in good faith and not for the
purpose of circumventing this Article SIXTH in connection with an offering of the securities of the Corporation to the public;

                          (c) By bequest or inheritance, by operation of law
upon the death of any individual, or by any other transfer without valuable consideration, including a gift, that is made in good faith and not for the purpose of circumventing this Article SIXTH;

                          (d) Pursuant to the satisfaction of a pledge or other
security interest created in good faith and not for the purpose of circumventing this Article SIXTH;

                          (e) Pursuant to a merger or consolidation adopted, or
a combination or majority share acquisition authorized by shareholder vote in compliance with the provisions of Article FIFTH of these Amended and Restated Articles of Incorporation and Section 1701.78, or Section 1701.83, of the Ohio Revised Code if the Corporation is the surviving or new corporation in the merger or consolidation or is the acquiring corporation in the combination or majority share acquisition and if the vote of shareholders of the surviving, new, or acquiring corporation is required by the provisions of Section 1701.78 or 1701.83 of the Ohio Revised Code; or

                          (f) The Person's being entitled, immediately
thereafter, to exercise or direct the exercise of voting power of the Corporation in the election of directors within the same range theretofore attained by that person either in compliance with the provisions of this Article SIXTH or as a result solely of the Corporation's purchase of shares issued by it.

                  The acquisition by any Person of shares of the Corporation in a manner described under this Section 6B.(2) shall be deemed to be a Control Share Acquisition authorized pursuant to this Article SIXTH within the range of voting power under Section 6B.(1)(a), (b) or (c) of this Article SIXTH that such Person is entitled to exercise after such acquisition, provided that, in the case of an acquisition in a manner described under Section 6B.(2)(c) or (d), the transferor of shares to such Person had previously obtained any authorization of shareholders required under this Article SIXTH in connection with such transferor's acquisition of shares of the Corporation.

                      (3) The acquisition of shares of the Corporation in good faith and not for the purpose of circumventing this Article SIXTH the acquisition of which (a) had previously been authorized by shareholders in compliance with this Article SIXTH or (b) would have constituted a Control Share Acquisition but for Section 6B.(2), does not constitute a Control Share Acquisition for the purpose of this Article SIXTH unless such acquisition entitles any Person, directly or indirectly, to exercise or direct the exercise of voting power of the Corporation in the election of directors in excess of the range of such voting power authorized pursuant to this Article SIXTH, or deemed to be so authorized under Section 6B.(2).

                  C. "Interested Shares" means Voting Shares with respect to which any of the following persons may exercise or direct the exercise of the voting power:

                      (1) any Person whose Notice prompted the calling of the meeting of shareholders;

                      (2) any officer of the Corporation elected or appointed by the directors of the Corporation; provided, however, that Voting Shares which, as of the record date of any special meeting held pursuant to this Article SIXTH, have been beneficially owned by such person for three or more years shall not be deemed to be "Interested Shares" for purposes of any vote at such meeting; and

                      (3) any employee of the Corporation who is also a director of the Corporation; provided, however, that Voting Shares which, as of the record date of any special meeting held pursuant to this Article SIXTH, have been beneficially owned by such person for three or more years shall not be deemed to be "Interested Shares" for purposes of any vote at such meeting;

                      (4) any Person that acquires such Voting Shares for a valuable consideration during the period beginning with the date of the first public disclosure of a proposed Control Share Acquisition or any proposed merger, consolidation or other transaction which would result in a change of control of the Corporation or all or substantially all of its assets, and ending on the record date of any special meeting held thereafter pursuant to this Article SIXTH for the purpose of voting on a Control Share Acquisition proposed by any Person who has delivered a Notice pursuant to Section 1 of this Article SIXTH if either of the following applies:

                          (a) the aggregate consideration paid or given by the
Person who acquired the Voting Shares, and other persons acting in concert with such Person, for all such Voting Shares exceeds Two Hundred Fifty Thousand Dollars ($250,000.00); or

                          (b) the number of Voting Shares acquired by the Person
who acquired the Voting Shares, and other persons acting in concert with such Person, for all such Voting Shares exceeds one half of one percent of all Voting Shares; and

                      (5) any Person that transfers such Voting Shares for valuable consideration after the record date of any special meeting described in
Section 6(C)(4) of this


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

 Article SIXTH as to shares so transferred, if accompanied by the voting power in the form of a blank proxy, an agreement to vote as instructed by the transferee, or otherwise.

                  SECTION 7. PROXIES. No proxy appointed for or in connection with the shareholder authorization of a Control Share Acquisition pursuant to this Article SIXTH is valid if it provides that it is irrevocable. No such proxy is valid unless it is sought, appointed, and received both:

                  A. In accordance with all applicable requirements of law; and

                  B. Separate and apart from the sale or purchase, contract or tender for sale or purchase, or request or invitation for tender for sale or purchase, of shares of the Corporation.

                  SECTION 8. REVOCABILITY OF PROXIES. Proxies appointed for or in connection with the shareholder authorization of a Control Share Acquisition pursuant to this Article SIXTH shall be revocable at all times prior to the obtaining of such shareholder authorization, whether or not coupled with an interest.

                  SECTION 9. AMENDMENTS. Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the Regulations of the Corporation, as the same may be in effect from time to time, or any provision of law that might otherwise permit a lesser vote of the directors or shareholders, but in addition to any affirmative vote of the directors or the holders of any particular class or series of shares required by law, the Amended and Restated Articles of Incorporation or the Regulations of the Corporation, as the same may be in effect from time to time, the affirmative vote of at least eighty percent (80%) of the Voting Shares, shall be required to alter, amend or repeal this Article SIXTH or adopt any provisions in the Amended and Restated Articles of Incorporation or Regulations of the Corporation, as the same may be in effect from time to time, which are inconsistent with the provisions of this Article SIXTH.

                  SECTION 10. LEGEND ON SHARE CERTIFICATES. Each certificate representing shares of the Corporation's capital stock shall contain the following legend: "Transfer of the shares represented by this Certificate is subject to the provisions of Article SIXTH of the Corporation's Amended and Restated Articles of Incorporation as the same may be in effect from time to time. Upon written request delivered to the Secretary of the Corporation at its principal place of business, the Corporation will mail to the holder of this Certificate a copy of such provisions without charge within five (5) days after receipt of written request therefor. By accepting this Certificate the holder hereof acknowledges that it is accepting same subject to the provisions of said Article SIXTH as the same may be in effect from time to time and covenants with the Corporation and each shareholder thereof from time to time to comply with the provisions of said Article SIXTH as the same may be in effect from time to time."

                  SEVENTH: The provisions of Section 1701.831 of the Ohio Revised Code shall not apply to this Corporation.

                  EIGHTH: Except as otherwise provided in these Amended and Restated Articles of Incorporation or in the Regulations of the Corporation, the holders of a majority of the outstanding Voting Shares of the Corporation present in person or by proxy at any meeting of the shareholders of the Corporation are authorized to act on any matter which may properly come before such meeting.

                  NINTH: Except to the extent that Articles FOURTH, FIFTH and SIXTH otherwise provide with respect to certain matters therein set forth, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation and to add new provisions, in the manner now or hereafter prescribed by statute, upon the affirmative vote of a majority of the outstanding shares of the Corporation, voting as a Class; and all rights, privileges and preferences of whatsoever nature conferred upon shareholders, directors and officers pursuant to these Amended and Restated Articles of Incorporation in their present form or as hereafter amended are granted subject to this reservation. Notwithstanding the foregoing, the adoption of any amendment, alteration, change or repeal to these Amended and Restated Articles of Incorporation as the same may be in effect from time to time which is inconsistent with or would have the effect of amending, altering, changing or repealing the provisions of Sections 7, 9 or 10 of the Regulations of the Corporation as the same may be in effect from time to time shall require the same affirmative vote of shareholders as would be required under such Regulations to adopt any amendment, alteration, change or repeal of said Sections 7, 9 or 10 or to adopt any provisions inconsistent therewith.

                  TENTH: Without derogation from any other power to purchase shares of the Corporation, the Corporation may, by action of its Board of Directors and to the extent not prohibited by law, purchase outstanding shares of any class of this Corporation's stock.

                  ELEVENTH: No holder of shares of any class of stock of the Corporation shall have the right to cumulate his voting power in the election of the Board of Directors, and the right to cumulative voting described in Ohio Revised Code Section 1701.55 is hereby specifically denied to the holders of any class of stock of the Corporation.

                  TWELFTH: Except where the law or the Amended and Restated Articles of Incorporation or Regulations of the Corporation require action to be authorized or taken by shareholders, all of the authority of the Corporation shall be exercised by or under the direction of the Board of Directors.

                  IN WITNESS WHEREOF, the above-named officers, acting for and on behalf of the Corporation, have subscribed their names this 9th day of June, 1998.

                                           /s/ Edward F. Crawford
                                          ----------------------------------
                                          Chairman of the Board, President and
                                             Chief Executive Officer

                                           /s/ Ronald J. Cozean
                                          ----------------------------------
                                          Secretary and General Counsel




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